UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Krehbiel, Frederick A.
   c/o Molex Incorporated
   2222 Wellington Court
   Lisle, IL  60532
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   MOLEX INCORPORATED
   MOLX, MOLXA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 23, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Co-Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |3,506,274          |I     |(2)                        |
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Common Stock               |01/23/|S   | |80,000            |D  |$22.1913   |4,770,926(8)       |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |21,407,343         |I     |(3)                        |
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Common Stock               |      |    | |                  |   |           |3,745              |I     |By Spouse                  |
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Common Stock               |      |    | |                  |   |           |46,347             |I     |(5)                        |
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Common Stock               |      |    | |                  |   |           |35,956             |I     |(6)                        |
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Class B Common Stock       |      |    | |                  |   |           |5,103              |I     |(2)                        |
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Class B Common Stock       |      |    | |                  |   |           |41,949.5           |D     |                           |
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Class A Common Stock       |      |    | |                  |   |           |36,598             |D     |                           |
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Class A Common Stock       |      |    | |                  |   |           |3,666              |I     |By Spouse                  |
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Class A Common Stock       |      |    | |                  |   |           |205,842            |I     |(2)                        |
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Class A Common Stock       |      |    | |                  |   |           |4,956              |I     |(5)                        |
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Class A Common Stock       |      |    | |                  |   |           |3,751              |I     |(6)                        |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option (Right to|$30.03  |     |    | |           |   |(4)  |07/26|Common Stock|       |       |6,655       |D  |            |
 Buy)                 |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Option (Right to|$27.30  |     |    | |           |   |(4)  |07/26|Common Stock|       |       |5,845       |D  |            |
 Buy)                 |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Option (Right to|$0.00   |     |    | |           |   |(1)  |07/31|Common Stock|       |       |1,446       |D  |            |
 Acquire)             |        |     |    | |           |   |     |/03  |            |       |       |            |   |            |
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Stock Bonus (Right to |$36.30  |     |    | |           |   |(7)  |08/11|Class A Comn|       |       |137         |D  |            |
Buy)                  |        |     |    | |           |   |     |/05  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$33.00  |     |    | |           |   |(7)  |08/11|Class A Comn|       |       |19,863      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/05  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$29.81  |     |    | |           |   |(7)  |07/24|Class A Comn|       |       |1,049       |D  |            |
 Buy)                 |        |     |    | |           |   |     |/06  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$27.10  |     |    | |           |   |(7)  |07/24|Class A Comn|       |       |18,951      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/06  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$21.89  |     |    | |           |   |(7)  |07/23|Class A Comn|       |       |4,826       |D  |            |
 Buy)                 |        |     |    | |           |   |     |/07  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$19.90  |     |    | |           |   |(7)  |07/23|Class A Comn|       |       |15,174      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/07  | Stock      |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Stock bonus awarded under The 1990 Molex Incorporated Executive Stock Bonus Plan in reliance upon the exemption provided by Rule 16b-3 that is distributable in four equal annual installments during the month of July contingent upon the reporting person remaining in the employ of the Issuer at the time of distribution.
2. By self as trustee of various irrevocable trusts for the benefit of his children.
3. By Partnership. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
4. Option granted under The 1991 Molex Incorporated Incentive Stock Option Plan in reliance upon the exemption provided by Rule 16b-3 that becomes exercisable one year after grant, expires five years after grant and vests in 25% annual increments on the anniversary date of the grant.
5. By trust wherein F. A. Krehbiel and J. H. Krehbiel, Jr. are trustees and each has an undivided one-half beneficial interest.
6. By self as trustee under voting trust for benefit of child.
7. Option granted under The 2000 Molex Incorporated Incentive Stock Option Plan in reliance upon the exemption provided by Rule 16b-3 that becomes exercisable one year after grant, expires five years after grant and vests in 25% annual increments on the anniversary date of the grant.
8. Represents number of shares beneficially owned as of January 23, 2003.
SIGNATURE OF REPORTING PERSON
Frederick A. Krehbiel
DATE
January 24, 2003